SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 11, 2003

                             BROOKLINE BANCORP, INC.
          -------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Delaware                        0-23695                 04-3402944
----------------------------       ---------------------     -------------------
(State or other jurisdiction       (Commission File No.)      (I.R.S. Employer
     of incorporation)                                       Identification No.)


        160 Washington Street, Brookline, MA                     02447-0469
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       (Address of principal executive offices)                  (Zip Code)



         Registrant's telephone number, including area code   (617) 730-3500



                                 Not Applicable
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          (Former name or former address, if changed since last report)


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Item 5. Other Events

Brookline Bancorp Confirms It Is In Negotiations to Settle a Massachusetts REIT Tax Issue

In previous communications with stockholders, the Company stated $5,515,000 was charged to earnings in the three month period ended March 31, 2003. The charge resulted from legislation passed during that period disallowing, for Massachusetts income tax purposes, dividend received deductions for dividend distributions from real estate investment trusts ("REITs") retroactively to tax years beginning in 1999. The charge represented estimated liabilities for taxes and interest from the retroactive application of the new law to the Company's REIT subsidiary for the years 1999 through 2002. The amount charged was net of federal and state income tax benefits.

Today, it was reported in an article appearing in The Boston Globe that the Massachusetts Department of Revenue is in negotiations with a number of banks regarding the REIT tax issue referred to in the preceding paragraph. The article stated that the proposed settlement would call for payment of fifty percent of taxes and interest due involving REITS for the years 1999 through 2002. As further reported, the settlement would be subject to receiving an aggregate total from all the banks involved and satisfactory resolution of several other issues by the negotiating parties.

The Company is confirming that it is one of the banks in negotiation with the Department of Revenue. Certain conditions and issues must be resolved to the satisfaction of all parties concerned before a final agreement can be reported. If and when such an agreement is reached, the Company will publicly provide more specific information.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                               BROOKLINE BANCORP, INC.

Date:  June 12, 2003           By:  /s/ Paul R. Bechet
                                    -------------------------------------
                                    Paul R. Bechet, Chief Financial Officer